Exhibit 99.1

MEDIA CONTACT: Ted Gartner Phone | +1 913/397-8200 E-Mail | media.relations@garmin.com	INVESTOR CONTACT: Kerri Thurston Phone | +1 913/397-8200 E-Mail | investor.relations@garmin.com

Garmin Completes Redomestication to Switzerland

SCHAFFHAUSEN, SWITZERLAND/June 28, 2010/Business Wire/ - Garmin Ltd. (NASDAQ: GRMN) announced the completion today of the change of place of incorporation of the ultimate parent company of the Garmin group from the Cayman Islands to Switzerland (the "Redomestication").  Pursuant to the Redomestication, each outstanding common share of Garmin Ltd., a Cayman Islands company ("Garmin Cayman"), was exchanged for one share of a newly-formed Swiss holding company, also named Garmin Ltd. ("Garmin Switzerland").  The shares of Garmin Switzerland are listed on the NASDAQ Global Select Market under the trading symbol "GRMN," the same symbol under which the common shares of Garmin Cayman were listed.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.